Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Investor Relations Telephone: 712.732.4117

META FINANCIAL GROUP, INC. ANNOUNCES STOCK PURCHASE PROGRAM

Storm Lake, Iowa – (April 26, 2005) Meta Financial Group, Inc. (NASDAQNM: CASH) announces its intention to repurchase 100,000 shares, or approximately 4 percent of the Company’s outstanding shares of common stock, through open market and privately negotiated transactions. The shares will be purchased at the discretion of management at prevailing market prices through April 30, 2006, subject to market conditions, and will be funded with operating cash flows and existing cash and cash equivalent balances.

James S. Haahr, Meta Financial Group Chairman and Chief Executive Officer, states that the repurchase program, which may be suspended at any time, was authorized at the monthly meeting of the Company’s Board of Directors held on April 25, 2005. The repurchased shares will become treasury shares to be used for general corporate purposes, including the issuance of shares in connection with grants and awards under the Company’s stock-based benefit plans. Mr. Haahr stated, “We believe the repurchase of our shares represents an attractive investment that will benefit the Company and our shareholders.”

At March 31, 2005, assets of Meta Financial Group totaled $795.8 million. Shareholders’ equity totaled $44.9 million, or $17.98 per common share outstanding. Meta Financial Group is the holding company for MetaBank and MetaBank West Central.

Corporate Profile: Meta Financial Group, Inc. (doing business as Meta Financial Group) is the holding company for MetaBank and MetaBank West Central. MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems prepaid debit card division. MetaBank West Central is a state-chartered commercial bank in the West Central Iowa Market. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

This release contains forward-looking statements which reflect management’s expectations regarding future events and speaks only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. A list of factors that could cause actual results to differ materially from those expressed in, or underlying, the Company’s forward-looking statements is detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

(End)